Exhibit 10.28

Terms and Conditions for TSR-based Performance RSU Awards

(Effective March 6, 2012)

Overview

These Terms and Conditions apply to TSR-based Performance RSU Awards, which are grants of performance-based restricted stock units made pursuant to Section 7 of the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan (the “Plan”).  You were notified of your TSR-based Performance RSU Award by way of an award notice (the “Award Notice”).

ALL CAPITALIZED TERMS USED HEREIN, TO THE EXTENT NOT DEFINED, SHALL HAVE THE MEANINGS SET FORTH IN THE PLAN.

Continuous Service

Subject to the exceptions discussed under “Termination of Employment” (below), in order for your TSR-based Performance RSU Award to vest, you must be continuously employed by Interval Leisure Group, Inc. (“ILG”) or any of its Subsidiaries through the third anniversary of the relevant award date (the “Continuous Service Requirement”).  Nothing in your Award Notice, these Terms and Conditions or the Plan shall confer upon you any right to continue in the employ or service of ILG or any of its Subsidiaries or interfere in any way with their rights to terminate your employment or service at any time.

Total Shareholder Return Performance Hurdles

Assuming satisfaction of the Continuous Service Requirement, the actual number of RSUs covered by your TSR-based Performance RSU Award that will vest is dependent upon the total shareholder return (“TSR”) of ILG Common Stock relative to the total shareholder return of the two Peer Groups, described below, with the actual number of RSUs vesting ranging from 0 to 200% of the Target RSU number specified in your Award Notice. Schedule A to these Terms and Conditions defines TSR and the two Peer Groups as well as explains how the achievement of various levels of TSR of ILG Common Stock relative to the TSR of the Peer Groups impacts the number of RSUs that you will ultimately receive (the “Performance Hurdles”).

Vesting

The vesting date for TSR-based Performance RSU Awards (the “TSR-based Performance RSU Award Vesting Date”) will be the later of (i) the third anniversary of the relevant award date (the “Third Anniversary”) and (ii) the date on which ILG’s Compensation and Human Resources Committee (the “Committee”) certifies the percentile rank of ILG’s TSR relative to the two Peer Groups for the relevant period specified in the relevant Award Notice (the “Measurement Period”), which certification shall occur as soon as reasonably practicable following the last day of the Measurement Period at the next regularly scheduled meeting of the Committee.

If the Continuous Service Requirement is satisfied prior to the TSR-based Performance RSU Award Vesting Date, no subsequent termination of employment for any reason (other than by ILG or its Subsidiaries for Cause, as defined in the Plan) shall affect the ultimate vesting of your TSR-based Performance RSU Award.

Termination of Employment

Subject to the provisions of your employment agreement, if any, upon the termination of your employment by ILG or any of its Subsidiaries after the first anniversary of the relevant award date but prior to the Third Anniversary (i) by ILG or any of its Subsidiaries without Cause, (ii) due to your death or Disability, (iii) by you for Good Reason (as defined below) or (iv) as a result of the sale, other disposition or other Disaffiliation of the ILG business or division by which you are employed (collectively, a “Qualifying Termination”), you shall retain eligibility to receive, for each completed twelve-month period (measured successively) of continued employment following the relevant award date, one-third of your TSR-based Performance RSU Award. The remaining RSUs covered by your TSR-based Performance RSU Award shall be forfeited and canceled in their entirety on the date of your termination of employment.  On the TSR-based Performance RSU Award Vesting Date, such portion of the RSUs that remain outstanding shall vest in accordance with Schedule A.

By way of example, assume that you are granted a TSR-based Performance RSU Award of 1,500 Target RSUs and are terminated without Cause by ILG fourteen (14) months after the relevant award date. At that time, your new Target RSU number shall be 500 (one-third of your original number) and you shall continue to be eligible to receive 1,000 RSUs if the maximum performance is achieved. The target number will be reflected on Smith Barney’s website, www.benefitaccess.com. If on the TSR Certification Date (as defined below) the Committee determines that the target level of TSR for the Measurement Period has been achieved, you would vest at that time in 500 RSUs.

“Good Reason” shall mean, without your prior written consent: (A) a reduction in your rate of annual base salary or (B) a relocation of your principal place of business more than 35 miles from the city in which your principal place of business was located immediately prior to the relocation. Notwithstanding the foregoing, if you have a valid and effective employment agreement at the time of your termination that defines “Good Reason,” the definition in such agreement shall apply to your TSR-based Performance RSU Award. In order for any termination of employment to be for Good Reason, you must provide notice of the circumstances giving rise to a Good Reason termination to your supervisor and then, if such circumstances are not remedied within thirty (30) days of such notice, you must resign your employment within sixty (60) days of such notice.

Upon the termination of your employment by ILG or any of its Subsidiaries prior to the Third Anniversary for any reason other than a Qualifying Termination, your TSR-based

Performance RSU Award shall be forfeited and canceled in its entirety effective immediately upon such termination of employment.

If your employment is terminated by ILG or any of its Subsidiaries for Cause at any time prior to the actual settlement of your RSUs, or if following any termination of employment between you and ILG or any of its Subsidiaries for any reason ILG determines that during the two years prior to such termination there was an event or circumstance that would have been grounds for termination for Cause, all outstanding TSR-based Performance RSU Awards held by you shall be forfeited and canceled in their entirety upon such termination, even if otherwise vested, and ILG may cause you, immediately upon notice, either to return the shares issued upon the settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for termination for Cause or to pay ILG an amount equal to the aggregate amount, if any, that you had previously realized in respect of any and all shares issued upon settlement of RSUs that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such termination for Cause (i.e., the value of the RSUs upon vesting), in each case, including any dividend equivalents or other distributions received in respect of any such RSUs.  This remedy shall be without prejudice to, or waiver of, any other remedies ILG or its Subsidiaries may have in such event.

Determination of TSR Performance

ILG’s Compensation and Human Resources Committee (the “Committee”) shall certify the percentile rank of ILG’s TSR relative to the two Peer Groups for the relevant period specified in the relevant Award Notice (the “Measurement Period”), which certification shall occur as soon as reasonably practicable following the last day of the Measurement Period at the next regularly scheduled meeting of the Committee.  The Committee shall also then certify the resulting percentage of Target RSUs earned (the “TSR Certification Date”).

Settlement

Subject to your satisfaction of the tax obligations described immediately below under “Taxes and Withholding,” as soon as practicable after the TSR-based Performance RSU Award Vesting Date your RSUs shall be settled.  In no event shall settlement occur later than two and one half months after the end of the fiscal year in which the RSUs vest.  For each RSU vested and settled, ILG shall issue one share of Common Stock.  Notwithstanding the foregoing, ILG shall be entitled to hold the shares issuable to you upon settlement of all RSUs that have vested until ILG or the agent selected by ILG to administer the Plan (the “Agent”) has received from you (i) a duly executed Form W-9 or W-8, as applicable or (ii) payment for any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such RSUs.

Taxes and Withholding

No later than the date as of which an amount in respect of any RSUs first becomes includible in your gross income for federal, state, local or foreign income or employment or other tax purposes, ILG or its Subsidiaries shall, unless prohibited by law, have the right to deduct any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount due to you, including deducting such amount from the delivery of Shares issued upon settlement of the RSUs that gives rise to the withholding requirement.  In the event Shares are deducted to cover tax withholdings, the number of Shares withheld shall not exceed the legally required minimum withholding based on the.Fair Market Value of such Shares. In the event that any such deduction and/or withholding is prohibited by law, you shall, prior to or contemporaneously with the vesting or your RSUs, pay to ILG, or make arrangements satisfactory to ILG regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.

Adjustment in Event of Change in Stock; Change in Control

In the event of (i) a stock dividend, stock split, reverse stock split, share combination, or recapitalization or similar event affecting the capital structure of ILG (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spin-off, reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting ILG or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board will make such substitutions or adjustments, if any, as it, in its good faith and sole discretion, deems appropriate and equitable to the number of RSUs and the number and kind of shares of Common Stock underlying the RSUs.  The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all RSU award recipients (including, but not limited to, recipients of TSR-based Performance RSU Awards).

Subject to the terms of your employment agreement, if any, with ILG, in the event you cease to be employed by either ILG or any of its Subsidiaries within the one year period following a Change in Control as a result of (i) a termination by ILG or any of its Subsidiaries without Cause, (ii) your death or Disability or (iii) a resignation by you for Good Reason (as defined in Section 10 of the Plan), 100% of the Target RSUs set forth in your Award Notice shall automatically vest upon such termination of employment.  Notwithstanding the foregoing, if at the time of the Change in Control the Committee believes, in its good faith and sole judgment, that it is substantially likely that in the absence of the Change in Control a greater portion of the RSUs would have vested than the Target RSUs, then at such time the Committee shall make a determination to vest additional shares accordingly upon any such future terminations of employment. Any such determination by the Committee shall be final and conclusive and shall be the same for all Performance RSU Awards. For the avoidance of doubt, the Change in Control provision shall only apply in the case of a Change in Control of ILG and in no event shall apply to a Subsidiary of ILG.

Non-Transferability of the RSUs

Until such time as your RSUs are ultimately settled, they shall not be transferable by you by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

No Rights as a Stockholder

Except as otherwise specifically provided in the Plan, unless and until your RSUs are settled, you shall not be entitled to any rights of a stockholder with respect to the RSUs.  Notwithstanding the foregoing, if ILG declares and pays dividends on the Common Stock prior to the TSR-based Performance RSU Award Vesting Date for a particular Performance RSU Award, you will be credited with additional amounts for each RSU underlying such TSR-based Performance RSU Award equal to the dividend that would have been paid with respect to such RSU as if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in RSUs or may be held in kind as restricted property) and shall vest concurrently with the vesting of the RSUs upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to the “Adjustment in the Event of Change in Stock; Change in Control” section above.

Other Restrictions

The RSUs shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the award of RSUs shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

Conflicts and Interpretation

In the event of any conflict between these Terms and Conditions and the Plan, the Plan shall control.  In the event of any ambiguity in these Terms and Conditions, or any matters as to which these Terms and Conditions are silent, the Plan shall govern.  In the event of any conflict between the Award Notice (or any other information posted on ILG’s extranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com)) and ILG’s books and records, or (ii) ambiguity in the Award Notice (or any other information posted on ILG’s intranet or given to you directly or indirectly through the Agent (including information posted on www.benefitaccess.com), ILG’s books and records shall control.

Amendment

ILG may modify, amend or waive the terms of your RSUs, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair your rights or reduce the amount of your Award without your consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules.

Data Protection

The acceptance of your RSUs constitutes your authorization of the release from time to time to ILG or any of its Subsidiaries and to the Agent (together, the “Relevant Companies”) of any and all personal or professional data that is necessary or desirable for the administration of your RSUs and/or the Plan (the “Relevant Information”).  Without limiting the above, this authorization permits your employing company to collect, process, register and transfer to the Relevant Companies all Relevant Information (including any professional and personal data that may be useful or necessary for the purposes of the administration of your RSUs and/or the Plan and/or to implement or structure any further grants of equity awards (if any)). The acceptance of your RSUs also constitutes your authorization of the transfer of the Relevant Information to any jurisdiction in which ILG, your employing company or the Agent considers appropriate.  You shall have access to, and the right to change, the Relevant Information, which will only be used in accordance with applicable law.

Section 409A of the Code

TSR-based Performance RSU Awards are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  In no event shall ILG be required to pay you any “gross-up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any amounts or benefits paid to you in respect of your Performance RSU Award.

Notification of Changes

Any changes to these Terms and Conditions, including Schedule A (or any additional schedules) hereto, shall either be posted on ILG’s intranet and www.benefitaccess.com or communicated (either directly by ILG or indirectly through any of its Subsidiaries or the Agent) to you electronically via e-mail (or otherwise in writing) promptly after such change becomes effective. You are therefore urged to periodically check these Terms and Conditions, especially any schedules, to determine whether any changes have been made.

SCHEDULE A

Performance Hurdles for 2012 TSR-based Performance RSU Awards

The amount earned under each grant of TSR-based Performance RSUs will be determined based on the Relative TSR Percentile Rank of the Company’s TSR achieved from December 31, 2011 to December 31, 2014 (“Measurement Period”) in accordance with the following provisions:

1.               Definition of Peer Group. Peer Group shall mean either or both of the following indices as indicated by the context:

a.               The companies in the Russell 2000 Index as constituted on the first day of the Measurement Period (referred to as the “Index Group.”)

b.              The companies in the Hotels, Restaurants & Leisure Industry as defined by the Global Industry Classification Standard (“GICS”) industry classification code GICS 253010 by Standard & Poor’s and in the Russell 2000 Index as constituted on the first day of the Measurement Period (referred to as the “Industry Group.”)

2.               Determination of TSR. For purposes of determining the TSR for ILG and the component companies of each Peer Group, a company’s TSR is the annualized rate of return as measured by stock price appreciation over the Measurement Period.  For purposes of measuring TSR, dividends shall be taken into account. The stock price shall be the 20-trading day average of the closing price of the respective common stock as reported on such established national stock exchange (or exchanges) on which such common stock is traded as of the applicable measurement date.

3.               Adjustments to TSR. TSR of a respective common stock of a component company of each Peer Group and of the Company shall be adjusted to take into account stock splits, reverse stock splits, and special dividends that occur during the Measurement Period. The determination of TSR shall be subject to the following additional adjustments:

a.               If during the Measurement Period two component companies of a Peer Group merge or otherwise combine into a single entity, the surviving entity shall remain a component company of the applicable Peer Group and the non-surviving entity shall be removed from such Peer Group.

b.              If during the Measurement Period a component company of a Peer Group merges into or otherwise combines with an entity that is not a component company of such Peer Group, such component company shall be removed from the Peer Group.

c.               If during the Measurement Period a component company of a Peer Group files a petition for reorganization under ch. 11. of the U.S. Bankruptcy Code or liquidation under ch. 7 of the U.S. Bankruptcy Code, such component company shall remain as part of such Peer Group and be designated with a TSR of -100%.

d.              If a company becomes a debtor entity operating under the protection of the U.S. Bankruptcy Code during the Measurement Period and subsequently emerges from bankruptcy protection during the Measurement Period, such company shall be not be reintroduced into such Peer Group.

4.               Determination of the Number of Vested RSUs. The determination of the number of vested Target TSR-based Performance RSUs shall be made in accordance with the following:

a.               Determination of Relative TSR Percentile Rank. The percentile rank of the ILG’s Measurement Period TSR shall be determined relative to (i) the Index Group (“Index Group Percentile Rank”) and (ii) the Industry Group (“Industry Group Percentile Rank”), respectively.

b.              Determination of Percent of Target Earned. The percent of Target TSR-based Performance RSUs earned for each Peer group shall be made in accordance with the following performance schedule:

Relative Percentile Rank	Percent of Target Earned
Greater than 75th percentile	200%
75th Percentile (Maximum)	200%
50th Percentile (Target)	100%
40th Percentile (Threshold)	50%
Less than 40th Percentile	0%

Where Relative Percentile Rank falls between Threshold and Target or between Target and Maximum, the Percent of Target Earned shall be determined through linear interpolation between Threshold and Target and between Target and Maximum, as applicable.

c.               Determination of the Number of Shares to Vest and Transfer. The number of shares earned and to be transferred shall be equal to product of (x) and (y) where (x) is the number of Target TSR-based Performance RSUs and (y) is the average of the Percent of Target Earned for each Peer Group.